EXHIBIT 11

                          NORTHWEST NATURAL GAS COMPANY

                 Statement re: Computation of Per Share Earnings
                      (Thousands, except per share amounts)

                                   (Unaudited)



                                      Three Months Ended       Nine Months Ended
                                         September 30,           September 30,
                                      ---------------------    -----------------
                                        1998         1997        1998      1997
                                      --------     --------    -------   -------
Earnings Applicable to Common Stock   $ (6,558)    $ (3,101)   $19,420   $22,673
     Debenture Interest Less Taxes         110          115        330       345
                                      --------     --------    -------   -------
Net Income Available for Diluted
  Common Stock                          (6,448)     $(2,986)   $19,750   $23,018
                                      =========     =======    =======   =======

Average Common Shares Outstanding       24,763       22,734     24,037    22,662

     Stock Options                          36           45         40        38
     Convertible Debentures                500          522        500       522
                                      --------     --------    -------   -------
Diluted Common Shares                   25,299       23,301     24,577    23,222
                                      ========     ========    =======   =======

Diluted Earnings per Share of
 Common Stock                           $(0.26)      $(0.14)     $0.80     $0.99
                                      ========     ========    =======   =======
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